Exhibit 99.2

One Legacy Circle

Financial Statements

For the Period January 1, 2011

to March 23, 2011

and For the Year Ended

December 31, 2010

Contents

Page(s)

Report of independent auditors	1

Statements of revenue over certain operating expenses	2

Notes to statements of revenue over certain operating expenses	3-4

[LETTERHEAD OF BRAVER PC, ACCOUNTANTS & ADVISORS]

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

Franklin Street Properties Corp.

Wakefield, Massachusetts

We have audited the accompanying statements of revenue over certain operating expenses (the "Statements") of One Legacy Circle for the period January 1, 2011 to March 23, 2011 and for the year ended December 31, 2010. These Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared to comply with the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, and exclude certain expenses described in Note 2 and, therefore, are not intended to be a complete presentation of the Company’s revenue and expenses.

In our opinion, these Statements present fairly, in all material respects, the revenue over certain operating expenses of One Legacy Circle for the period January 1, 2011 to March 23, 2011 and for the year ended December 31, 2010 in conformity with the basis of accounting described in Note 2.

/s/ Braver PC

Newton, Massachusetts

April 5, 2011

1

One Legacy Circle

Statements of Revenue over Certain Operating Expenses

For the Period January 1, 2011 to March 23, 2011 and

For the Year Ended December 31, 2010

	January 1, 2011 to March 23, 2011	For the Year Ended December 31, 2010
Revenue

Rental income	$1,245,382	$3,970,680

Certain operating expenses

Taxes and insurance	165,058	742,104
Management fees	22,619	88,288
Administrative	40,150	241,725
Operating and maintenance	180,664	758,181

	408,491	1,830,298

Excess of revenue over certain operating expenses	$836,891	$2,140,382

See notes to statements of revenue over certain operating expenses

2

One Legacy Circle

Notes to Statements of

Revenue Over Certain Operating Expenses

For the Period January 1, 2011 to March 23, 2011

And for the Year Ended December 31, 2010

1. Description of the Property

The accompanying statements of revenue over certain operating expenses (the “Statements”) of One Legacy Circle include the operations of a commercial building located in Plano, Texas (the “Property”). The Property is a fully constructed, multi-tenant, eight story Class “A” office tower containing approximately 214,110 square feet of rentable space completed in 2008. The Property was owned by Nodenble Associates and sold to FSP One Legacy Circle, LLC (the “Company”), a subsidiary of Franklin Street Properties Corp., on March 24, 2011.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying Statements have been prepared on the accrual basis of accounting. The Statements have been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for real estate properties acquired or to be acquired. Accordingly, these Statements exclude certain historical expenses not comparable to the operations of the Property after acquisition such as amortization, depreciation, interest, corporate expenses and certain other costs not directly related to future operations of the Property.

Use of Estimates

The preparation of financial statements in conformity with the basis of accounting described above requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

Rental revenue includes income from leases, certain reimbursable expenses, and straight-line rent adjustments associated with renting the Property. A summary of rental revenue is shown in the following table:

	January 1, 2011	Year Ended
	to	December 31,
	March 23, 2011	2010

Income from a lease	$663,405	$2,587,574
Straight-line rent adjustment	533,041	1,130,773
Reimbursable expenses	48,936	252,333

Total	$1,245,382	$3,970,680

The Company has retained substantially all of the risks and benefits of the Property and accounts for its leases as operating leases. Rental income from the leases, which include rent concessions (including free rent and tenant improvement allowances) and scheduled increases in rental rates during the lease terms, are recognized on a straight-line basis. The Company does not have any percentage rent arrangements with its tenants. Reimbursable costs are included in rental income in the period earned.

3

One Legacy Circle

Notes to Statements of

Revenue Over Certain Operating Expenses

For the Period January 1, 2011 to March 23, 2011

And for the Year Ended December 31, 2010

2. Summary of Significant Accounting Policies (Continued)

Subsequent Events

The Company has evaluated all subsequent events through April 5, 2011, the date the Statements were available to be issued.

3. Leasing Operations

The Company, as lessor, has minimum future rentals due under non-cancelable operating leases as follows:

Period Ending
December 31,	Amount

2011	$3,465,166
2012	5,344,715
2013	5,421,598
2014	5,524,306
2015	5,620,476
Thereafter	24,671,806

$50,048,067

In addition, the lessees are liable for real estate taxes and certain operating expenses of the Property in accordance with the provisions in their leases.

4. Concentration of Risks

For the period January 1, 2011 to March 23, 2011 and for the year ended December 31, 2010, rental income was derived from various tenants. As such, future receipts are dependent upon the financial strength of the lessees and their ability to perform under the lease agreements.

The following tenants represent greater than 10% of rental revenue as of:

	March 23, 2011	December 31, 2010
Altair Global Relocation	55%	58%
Markel Service, Inc.	16%	17%
Citigroup, Inc.	15%	15%
UBS AG	10%	10%

4